Exhibit 99.1

For release: July 22, 2010	For further information contact:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Fourth Quarter Net Loss of $11.9 Million; Nonperforming
Loans Continue to Decrease

Highlights

•	Net loss for the fourth quarter of fiscal 2010 was $11.9 million. After deducting preferred stock dividends and discount accretion, the loss attributable to common shareholders was $13.0 million.

•
First Place continued to aggressively address troubled assets in the commercial loan portfolio, contributing to a $14 million, or 12.3%, reduction in nonperforming loans and a ratio of nonperforming loans to total loans that declined to 4.20% from 4.72% a quarter earlier.

•
Capital remains strong as the total risk-based capital ratio at the Bank level was 12.91% at June 30, 2010, compared with 13.03% at March 31, 2010, and well above the 10.00% threshold required to be well capitalized for regulatory purposes.

•	The Company has filed with the SEC for withdrawal of its Form S-1 Registration Statement to sell additional common stock due to unfavorable market conditions.

•	First Place continues to effectively manage its deposit costs, resulting in an increase in the net interest margin to 3.73% from 3.70% in the prior quarter and 3.06% in the year-ago quarter.

•
The continuation of favorable long-term interest rates and the addition of experienced mortgage loan officers resulted in an increase in mortgage loan sales producing related gains of $6.1 million, up $2.3 million from the quarter ended June 30, 2009.

Summary

Warren, Ohio – July 22, 2010 – First Place Financial Corp. (Nasdaq: FPFC) today reported a net loss of $11.9 million for the quarter ended June 30, 2010, compared with a net loss of $12.7 million for the quarter ended June 30, 2009.  The improvement is attributable to increases of $3.9 million in net interest income and $2.9 million in noninterest income, coupled with a reduction of $0.6 million in the provision for loan losses.  These items were partially offset by an increase of $1.5 million in noninterest expense and a decrease of $5.1 million in income tax benefits.  Included in income taxes for the current quarter is a $4.1 million charge taken to increase the valuation allowance on deferred tax assets that are not being recognized at this time.  In future periods, the Company anticipates it will have a minimal tax provision until such time as it is able to reverse the deferred tax asset allowance.  After deducting preferred stock dividends and discount accretion of $1.1 million from the net loss of $11.9 million, the loss attributable to common shareholders for the quarter was $13.0 million.  On a per common share basis, the loss for the current quarter was $0.78, compared with a loss of $0.83 for the same quarter in the prior year.  Return on average assets and return on average equity for the current quarter were (1.49%) and (18.40%), respectively, compared with (1.52%) and (17.61%), respectively, for the year-ago quarter.

The net loss of $11.9 million for the quarter ended June 30, 2010, represents a reduction of $1.1 million from the net loss of $13.0 million for the quarter ended March 31, 2010.  The reduction in net loss is due primarily to a decrease of $12.1 million in the provision for loan losses, offset in part by an increase of $5.9 million in noninterest expense and declines of $2.8 million in noninterest income and $2.7 million in income tax benefits.  The loss per common share for the current quarter was $0.78, compared with a loss of $0.85 for the preceding quarter.  Return on average assets and return on average equity for the current quarter were (1.49%) and (18.40%), respectively, compared with (1.64%) and (19.28%), respectively, for the preceding quarter.

For the fiscal year ended June 30, 2010, the Company reported a net loss of $30.3 million, compared with a net loss of $110.4 million for the fiscal year ended June 30, 2009.  Results for the prior year include $93.7 million of goodwill impairment.  Other factors contributing to the year-over-year change include a $43.6 million increase in the provision for loan losses, a $10.5 million increase in noninterest expense (excluding goodwill impairment), and a $4.6 million reduction in income tax benefits.  These items were partially offset by increases of $26.9 million in noninterest income and $18.2 million in net interest income.  After deducting preferred stock dividends and discount accretion of $4.3 million from the net loss of $30.3 million, the loss attributable to common shareholders was $34.6 million.  On a per common share basis, the loss for the current fiscal year was $2.08, compared with a loss of $6.75 for the prior fiscal year.  Return on average assets and return on average equity for the current fiscal year were (0.94%) and (11.10%), respectively, compared with (3.31%) and (38.62%), respectively, for the fiscal year ended June 30, 2009.

Core earnings, a supplementary financial measure computed using methods other than U. S. Generally Accepted Accounting Principles (“GAAP”), exclude certain unusual or nonrecurring revenue or expense items.  There was no difference between net GAAP results and core results for the quarter ended June 30, 2010.  For the quarter ended June 30, 2009, the core loss excludes merger, integration and restructuring charges of $16 thousand after tax.  For the fiscal year ended June 30, 2010, the core loss excludes merger, integration and restructuring charges of $0.2 million after tax.  For the prior fiscal year, the core loss excludes goodwill impairment of $92.1 million after tax, and merger, integration and restructuring charges of $0.7 million after tax.  The core loss for the fiscal year ended June 30, 2010, was $30.1 million, compared with a core loss of $17.6 million for the fiscal year ended June 30, 2009.  For additional information on core results, see the section entitled GAAP to Non-GAAP Reconciliations (Unaudited) on pages 12 and 13.

Commenting on these results, Steven R. Lewis, President and Chief Executive Officer, stated, “Improving asset quality continues to be our top priority.  This quarter we brought a number of commercial loans to resolution that had been delinquent for several quarters.  As a result of this success, nonaccrual commercial loans are down 24% from last quarter and total delinquent loans are down for the third consecutive quarter and at their lowest level since March 31, 2009.  At the same time, we have continued to successfully manage other aspects of our banking business, including our net interest margin and mortgage banking gains, which both reached their highest level in the past five quarters.”

Revenue

Net interest income for the quarter ended June 30, 2010, was $27.5 million, up $3.9 million, or 16.3%, from $23.7 million for the quarter ended June 30, 2009.  The improvement reflects a 67 basis point increase in the net interest margin to 3.73% for the current quarter from 3.06% for the same quarter in the prior year.  The higher net interest margin is largely attributable to lower funding costs as higher costing certificates of deposit originated in prior periods continue to mature and reprice at current market rates.  Average earning assets decreased by $150 million, or 4.8%, from the year-ago quarter.

Compared with the quarter ended March 31, 2010, net interest income increased by $0.4 million.  The impact of a 3 basis point increase in the net interest margin more than offset a slight reduction in the volume of average earning assets.

Noninterest income for the quarter ended June 30, 2010, was $11.4 million, representing an increase of $2.9 million, or 34.6%, from $8.5 million for the quarter ended June 30, 2009.  The growth is due primarily to an increase of $2.3 million in mortgage banking gains.  In addition, results for the year-ago quarter include $1.2 million of securities impairment.

The increase in mortgage banking gains reflects a significantly higher volume of loans sold in the current quarter compared with the same quarter last year, as well as a higher margin on loans sold in the current quarter.  Loans sold in the current quarter totaled $576 million, compared with $429 million for the fourth quarter of 2009.

Compared with the quarter ended March 31, 2010, noninterest income decreased by $2.8 million, or 20.0%.  The decrease is due primarily to reductions of $2.1 million in other income, $0.7 million in loan servicing income and $0.7 million in net gains on the sales of securities.

Mr. Lewis commented, “The significant improvement in our net interest margin over the past twelve months reflects the efforts we have made to reshape our deposit mix to improve our profitability.  Also, thanks to another strong performance in mortgage banking this quarter, we achieved a record level of mortgage banking gains this fiscal year, an increase of more than 40% over fiscal 2009, our previous record year.  During the current quarter, we sold our affiliate, APB Financial Group, Ltd., which provides financial planning services to corporations and high-net-worth individuals as we are now providing many of these services through First Place Bank.  This reorganization is part of the ongoing development and refinement of our Wealth Management business.”

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2010, was $32.5 million, representing an increase of $1.5 million, or 4.8%, from $31.0 million for the quarter ended June 30, 2009.  The higher level of noninterest expense is due primarily to increases of $1.7 million in salaries and employee benefits, $1.7 million in other expense (primarily related to real estate held for investment and state and local taxes) and $1.4 million in loan expenses.  The overall increase in noninterest expense was partially offset by decreases of $2.5 million in real estate owned expense and $1.6 million in FDIC insurance premiums.  The decrease in FDIC insurance premiums stems from a one-time special assessment of $1.6 million recorded during the year-ago quarter.  Noninterest expense as a percentage of average assets rose to 4.07% for the quarter ended June 30, 2010, from 3.72% for the same quarter in the prior year.

Compared with the quarter ended March 31, 2010, noninterest expense increased by $5.9 million, or 22.0%.  The growth is due primarily to increases of $2.3 million in real estate owned expense, $1.1 million in salaries and employee benefits, $1.1 million in other expense (primarily related to real estate held for investment) and $0.9 million in loan expenses.  The higher level of real estate owned expense reflects the efforts being made to bring troubled assets to resolution.  Noninterest expense as a percentage of average assets increased to 4.07% in the current quarter from 3.36% for the quarter ended March 31, 2010.

There was no difference between GAAP noninterest expense and core noninterest expense for the quarter ended June 30, 2010.  For the quarter ended June 30, 2009, core noninterest expense excludes merger, integration and restructuring charges of $25 thousand.  For the fiscal year ended June 30, 2010, core noninterest expense excludes merger, integration and restructuring charges of $0.3 million.  For the prior fiscal year, core noninterest expense excludes goodwill impairment of $93.7 million, and merger, integration and restructuring charges of $1.1 million.  Core noninterest expense for the fiscal year ended June 30, 2010, was $108.4 million, compared with $97.1 million for fiscal year ended June 30, 2009.  The increase reflects higher costs associated with lending activities, salaries and employee benefits, and a variety of other expense components.  Core noninterest expense as a percentage of average assets increased to 3.37% for the fiscal year ended June 30, 2010, from 2.91% for the prior fiscal year.

Asset Quality

Delinquent loans, which are comprised of loans past due 30 to 89 days and nonaccrual loans, totaled $129 million at June 30, 2010, down $21 million from $150 million at March 31, 2010.  Nonperforming assets, which are comprised of nonperforming loans and real estate owned, totaled $133 million at June 30, 2010, or 4.21% of total assets, down $15 million from $148 million, or 4.61%, at March 31, 2010.  Nonperforming loans totaled $98 million at June 30, 2010, or 4.20% of total loans, down $14 million from $112 million, or 4.72%, at March 31, 2010.  The significant reductions in nonperforming assets and nonperforming loans are attributable to continued efforts to resolve problem assets as rapidly as possible.  Additionally, First Place is working closely with its customers to understand their financial difficulties, identify viable solutions and minimize the potential for loss.  In that regard, First Place has modified the terms of select loans that have demonstrated sustained payment capability and continue to accrue interest.  Real estate owned was $35 million at June 30, 2010, down from $36 million at March 31, 2010.  Single family residential properties represented $16 million of the $35 million balance of real estate owned at June 30, 2010.  For additional information on delinquent loans and nonperforming assets, see the section entitled Asset Quality Data (Unaudited) on page 11.

Net charge-offs were $26 million for the current quarter, down $5 million from net charge-offs of $31 million for the preceding quarter ended March 31, 2010.  Net charge-offs for the current quarter consisted of $3 million in mortgage and construction loans, $21 million in commercial loans and $2 million in consumer loans.  Management performs an ongoing assessment of the overall credit risk within the loan portfolio, including an analysis of estimated probable credit losses.  Based on this analysis, a provision for loan losses of $19.0 million was recorded for the quarter ended June 30, 2010.  The provision represents a $12.1 million decrease from the provision of $31.1 million recorded for the quarter ended March 31, 2010, and a $0.6 million decrease from the provision of $19.6 million recorded for the quarter ended June 30, 2009.  The allowance for loan losses was $46 million at June 30, 2010, compared with $53 million at March 31, 2010, and $40 million at June 30, 2009.  The ratio of the allowance for loan losses to total loans was 1.96% at June 30, 2010, compared with 2.22% at March 31, 2010, and 1.60% at June 30, 2009.  The allowance for loan losses was 46.55% of nonperforming loans at June 30, 2010, compared with 47.00% at March 31, 2010.  The decreases from the prior quarter in both the allowance and the allowance as a percentage of total loans are consistent with the reduction in risk in the portfolios indicated by the reduction in nonperforming loans.  At the end of the last fiscal year and in prior quarters, the Company discussed the possibility of incurring a loss on a $7 million lending relationship involving fraudulent collateral.  The outstanding balance has been resolved through a combination of recovery on an insurance policy and charge-off.  No further losses on that lending relationship are anticipated.  Of the total nonperforming loans at June 30, 2010, 95% were secured by real estate.  Real estate loans are generally well secured and if these loans should default, the majority of the loan balance, net of any charge-offs, is usually recovered by liquidating the real estate.

Mr. Lewis commented, “We continue to focus on asset quality.  In April, we indicated that we were going to continue to aggressively pursue the resolution of problem assets through the June quarter and that we projected continued reductions in our nonperforming loans.  While our charge-offs this quarter remain high by historical standards, we are encouraged by the improvement we experienced in most of our credit metrics, including reductions in our charge-offs, delinquent loans, nonperforming loans and nonperforming assets.  We will continue to aggressively execute our asset resolution strategies and anticipate continued success in reducing nonperforming assets.”

Balance Sheet Activity

Assets totaled $3.154 billion at June 30, 2010, compared with $3.209 billion at March 31, 2010, representing a decrease of $55 million or 1.7%.  The reduction is due primarily to decreases of $97 million in loans held for sale and $34 million in portfolio loans, partially offset by an $85 million increase in interest-bearing deposits.  Portfolio loans totaled $2.335 billion at June 30, 2010.  During the current quarter, commercial loans decreased by $29 million to $1.210 billion and consumer loans decreased by $4 million to $341 million, while mortgage and construction loans were essentially unchanged.  Commercial loans now account for 51.8% of the loan portfolio, down from 52.3% at March 31, 2010.

Deposits totaled $2.470 billion at June 30, 2010, representing a decrease of $27 million from $2.497 billion at March 31, 2010.  The decrease in deposits is due primarily to a decline of $30 million in the Company’s wholesale and brokered certificates of deposit, offset in part by a $3 million increase in retail deposits.  Within the retail branch network, increases in money market, savings and checking accounts were substantially offset by a reduction in certificates of deposit.  Total borrowings decreased by $28 million to $414 million at June 30, 2010, from $442 million at March 31, 2010.  Proceeds from the sales of loans held for sale were used to payoff higher-rate borrowings.  The decrease in these borrowings, along with the maturity of higher costing certificates of deposit originated in prior periods contributed to the increase in net interest margin.

At June 30, 2010, total equity was $253 million, down $12 million from $265 million at March 31, 2010.  The total equity to total assets ratio was 8.04% at June 30, 2010, down from 8.25% at March 31, 2010.  The tangible total equity to tangible assets ratio was 7.78% at June 30, 2010, down from 7.99% at March 31, 2010.  The reductions in both total equity and the related ratios resulted primarily from the net loss of $11.9 million recorded for the current quarter.

Of the $73 million in funds received from the U.S. Treasury’s Capital Purchase Program during the quarter ended March 31, 2009, the Company has contributed $50 million to the capital of First Place Bank.  The total risk-based capital ratio at the Bank level was 12.91% at June 30, 2010, down from 13.03% at March 31, 2010, but well above the 10.00% required to be well capitalized for regulatory purposes.  First Place Bank exceeded the well capitalized requirements by $66 million at June 30, 2010.  The Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and has continued to be well capitalized ever since.

Earlier today, the Company announced that due to unfavorable market conditions it has filed with the SEC for withdrawal of its Form S-1 Registration Statement to sell additional common stock.  The Registration Statement was filed in June 2010 as part of an offensive strategy designed to build shareholder value by pursuing strategic growth opportunities.  The Company further indicated that it has not ruled out selling additional common stock in the future if market conditions improve, and management is able to effectively deploy the capital to support such opportunities.

Mr. Lewis noted, “Given the disruptions in the financial markets over the past two years and impending changes in bank regulations, we have carefully monitored and maintained appropriate levels of both liquidity and capital.  In this environment, it is imperative that we strike a careful balance between effectively managing risk and doing our part to help the communities we serve regain their financial viability.  We continue to be dedicated to building shareholder value and will continue to develop and execute strategies to achieve that goal.  We believe that our recent improvements in asset quality and our continued improvements in the net interest margin and mortgage banking have positioned us to exit this recession not only as a survivor, but as a company with a solid future.”

Board Actions

At its regular meeting held on July 20, 2010, the Board of Directors confirmed its current position of not paying dividends on the Company’s common stock.  Mr. Lewis stated, “The Board of Directors and management believe this action is prudent and proactive given the near-term challenges in today’s economic environment.  This decision was based on our current financial performance, our perception of the need to maintain a strong capital position to weather the economic storm and our desire to build capital to retire our preferred stock when beneficial to our shareholders.  Our capital ratios remain strong and we will work to make sure they remain so.”

Conference Call

Steven R. Lewis, President and Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of fourth quarter fiscal 2010 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. eastern time, Friday, July 23, 2010.  The conference call can be accessed by dialing 877-407-0783 or 201-689-8564.  The webcast can be accessed live at our website, www.firstplacebank.com, along with the release and supporting financial information.  The webcast replay and downloadable pod cast will be archived on the Company’s website for one month.  In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. eastern time, July 23, 2010, through midnight August 11, 2010, by dialing 877-660-6853 Account #286, ID #339361.

About First Place Financial Corp.

First Place Financial Corp. is a $3.2 billion financial services holding company based in Warren, Ohio.  It operates 43 retail locations, 2 business financial service centers and 20 loan production offices through its principal subsidiary, First Place Bank.  Additional affiliates include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates, including First Place Insurance Agency, Ltd., First Place Real Estate, Ltd. and Title Works Agency, LLC.  Information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas the Company conducts business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

First Place Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2010	2010	2009	2009	2009

ASSETS
Cash and due from banks	$33,223	$30,907	$29,805	$34,869	$38,321
Interest-bearing deposits in other banks	110,426	25,159	55,857	28,595	56,614
Securities, at fair value	249,542	255,047	283,525	276,470	276,600
Loans held for sale, at fair value	233,927	330,568	281,861	285,760	376,406
Loans:
Mortgage and construction	783,882	784,152	817,640	845,421	851,281
Commercial	1,209,555	1,238,881	1,248,834	1,243,408	1,244,515
Consumer	341,380	345,450	354,443	361,108	372,648
Total loans	2,334,817	2,368,483	2,420,917	2,449,937	2,468,444
Less allowance for loan losses	45,675	52,554	52,473	50,643	39,580
Loans, net	2,289,142	2,315,929	2,368,444	2,399,294	2,428,864
Federal Home Loan Bank stock	35,041	35,041	35,041	35,041	36,221
Premises and equipment, net	49,163	49,787	50,661	51,352	52,222
Goodwill	1,016	885	885	885	885
Core deposit and other intangible assets	7,761	8,452	9,163	9,891	10,639
Real estate owned	34,639	36,239	30,726	33,123	36,790
Other assets	109,705	120,614	113,155	90,102	90,905
Total assets	$3,153,585	$3,208,628	$3,259,123	$3,245,382	$3,404,467

LIABILITIES
Deposits:
Noninterest-bearing checking	$265,765	$262,394	$252,009	$236,378	$238,417
Interest-bearing checking	260,134	260,297	242,588	180,106	173,376
Savings	412,740	408,172	404,353	406,434	400,424
Money market deposit accounts	372,391	345,221	342,970	335,116	291,131
Certificates of deposit	1,159,061	1,221,173	1,224,850	1,172,835	1,332,253
Total deposits	2,470,091	2,497,257	2,466,770	2,330,869	2,435,601
Short-term borrowings	35,742	63,337	158,827	288,292	323,458
Long-term debt	378,577	378,878	348,977	335,162	335,159
Other liabilities	15,758	4,292	6,968	12,821	28,770
Total liabilities	2,900,168	2,943,764	2,981,542	2,967,144	3,122,988

SHAREHOLDERS’ EQUITY
Preferred stock	69,837	69,653	69,473	69,296	69,198
Common stock	181	181	181	181	181
Additional paid-in capital	218,478	218,418	218,385	218,348	218,310
Retained (deficit) earnings	(17,193)	(4,173)	9,936	10,018	17,193
Unearned employee stock ownership plan shares	(2,701)	(2,805)	(2,908)	(3,012)	(3,116)
Treasury stock	(19,274)	(19,274)	(19,274)	(19,274)	(19,274)
Accumulated other comprehensive income (loss), net	4,089	2,864	1,788	2,681	(1,013)
Total shareholders’ equity	253,417	264,864	277,581	278,238	281,479
Total liabilities and shareholders’ equity	$3,153,585	$3,208,628	$3,259,123	$3,245,382	$3,404,467

Period-end common shares outstanding	16,974,056	16,973,270	16,973,270	16,973,270	16,973,270

First Place Financial Corp.
Consolidated Statements of Income (Unaudited)

	Three months ended			Twelve months ended
	June 30,		Percent	June 30,		Percent
(Dollars in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Interest income	$37,970	$41,523	(8.6)	$157,198	$171,888	(8.5)
Interest expense	10,456	17,872	(41.5)	49,357	82,294	(40.0)
Net interest income	27,514	23,651	16.3	107,841	89,594	20.4

Provision for loan losses	19,000	19,620	(3.2)	86,600	42,984	101.5
Net interest income after provision for loan losses	8,514	4,031	111.2	21,241	46,610	(54.4)

Noninterest income
Service charges and fees on deposit accounts	2,966	2,936	1.0	12,023	10,214	17.7
Electronic banking fees	973	806	20.7	3,516	3,025	16.2
Net gains (losses) on sales of securities	-	(10)	(100.0)	651	310	110.0
Other-than-temporary impairment of securities	-	(1,159)	(100.0)	-	(1,159)	(100.0)
Change in fair value of trading securities	157	69	127.5	572	(12,284)	N/M
Mortgage banking gains	6,091	3,772	61.5	20,677	14,465	42.9
Gains on sales of loan servicing rights	-	-	-	689	-	N/M
Loan servicing income (expense)	39	(568)	N/M	1,537	(2,561)	N/M
Insurance commission income	999	1,076	(7.2)	4,447	4,180	6.4
Other income	154	1,533	(90.0)	5,281	6,346	(16.8)
Total noninterest income	11,379	8,455	34.6	49,393	22,536	119.2

Noninterest expense
Salaries and employee benefits	13,056	11,340	15.1	45,899	43,158	6.4
Occupancy and equipment	3,647	3,410	7.0	14,669	13,831	6.1
Professional fees	1,384	901	53.6	4,206	3,386	24.2
Loan expenses	2,547	1,175	116.8	7,295	3,414	113.7
Marketing	899	705	27.5	2,758	2,128	29.6
Federal deposit insurance premiums	1,463	3,039	(51.9)	5,722	5,429	5.4
Merger, integration and restructuring charges	-	25	(100.0)	297	1,134	(73.8)
Goodwill impairment	-	-	-	-	93,741	(100.0)
Amortization of intangible assets	691	766	(9.8)	2,879	3,144	(8.4)
Real estate owned expense	3,585	6,105	(41.3)	8,250	9,679	(14.8)
Other expense	5,201	3,534	47.2	16,746	12,915	29.7
Total noninterest expense	32,473	31,000	4.8	108,721	191,959	(43.4)

Loss before income tax benefit	(12,580)	(18,514)	(32.1)	(38,087)	(122,813)	(69.0)
Income tax benefit	(656)	(5,795)	(88.7)	(7,824)	(12,379)	(36.8)
Net loss	(11,924)	(12,719)	(6.3)	(30,263)	(110,434)	(72.6)
Less preferred stock dividends and discount accretion	1,095	1,081	1.3	4,368	1,297	236.8
Loss attributable to common shareholders	$(13,019)	(13,800)	(5.7)	$(34,631)	$(111,731)	(69.0)

SHARE DATA
Basic loss per common share	$(0.78)	$(0.83)	(6.0)	$(2.08)	$(6.75)	(69.2)
Diluted loss per common share	(0.78)	(0.83)	(6.0)	(2.08)	(6.75)	(69.2)
Cash dividends declared per common share	-	0.01	(100.0)	0.01	0.19	(94.7)
Average common shares outstanding - basic	16,636,341	16,580,439	0.3	16,614,836	16,563,736	0.3
Average common shares outstanding - diluted	16,636,341	16,580,439	0.3	16,614,836	16,563,736	0.3

N/M – Not meaningful

First Place Financial Corp.
Consolidated Financial Highlights (Unaudited)

	As of or for the three months ended					As of or for the
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	twelve months ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2010	FY 2009	2010	2009

RESULTS OF OPERATIONS
Fully taxable equivalent net interest income	$27,869	$27,462	$28,016	$25,907	$24,016	$109,254	$91,124
Taxable equivalent adjustment	355	355	354	349	365	1,413	1,530
Net interest income	27,514	27,107	27,662	25,558	23,651	107,841	89,594
Noninterest income	11,379	14,222	12,050	11,742	8,455	49,393	22,536
Noninterest expense	32,473	26,622	25,301	24,325	31,000	108,721	191,959
Pre-tax, pre-provision income (loss)	6,420	14,707	14,411	12,975	1,106	48,513	(79,829)
Provision for loan losses	19,000	31,100	14,000	22,500	19,620	86,600	42,984
Net income (loss)	(11,924)	(13,018)	593	(5,914)	(12,719)	(30,263)	(110,434)
Loss attributable to common shareholders	(13,019)	(14,110)	(497)	(7,005)	(13,800)	(34,631)	(111,731)
Basic loss per common share	(0.78)	(0.85)	(0.03)	(0.42)	(0.83)	(2.08)	(6.75)
Diluted loss per common share	(0.78)	(0.85)	(0.03)	(0.42)	(0.83)	(2.08)	(6.75)

PERFORMANCE RATIOS
Return on average assets	(1.49)%	(1.64)%	0.07%	(0.73)%	(1.52)%	(0.94)%	(3.31)%
Return on average equity	(18.40)	(19.28)	0.85	(8.38)	(17.61)	(11.10)	(38.62)
Return on average tangible assets (a)	(1.50)	(1.65)	0.07	(0.73)	(1.53)	(0.94)	(3.37)
Return on average tangible equity (a)	(19.07)	(19.99)	0.88	(8.72)	(18.36)	(11.53)	(48.76)
Efficiency ratio	82.74	63.87	63.15	64.61	95.47	68.53	168.89
Noninterest expense to average assets	4.07	3.36	3.12	2.99	3.72	3.38	5.76
Loans to deposits ratio	94.52	94.84	98.14	105.11	101.35	94.52	101.35

YIELDS/RATES
Yield on loans	5.38%	5.39%	5.36%	5.46%	5.46%	5.40%	5.74%
Yield on investments	3.42	3.78	4.59	4.75	4.40	4.09	4.45
Yield on interest-earning assets	5.13	5.20	5.27	5.38	5.34	5.25	5.59
Cost of interest-bearing deposits	1.16	1.27	1.45	1.93	2.26	1.45	2.63
Cost of borrowings	3.78	3.74	3.30	3.68	3.96	3.61	4.30
Cost of interest-bearing liabilities	1.58	1.69	1.84	2.27	2.58	1.85	2.96
Interest rate spread	3.55	3.51	3.43	3.11	2.76	3.40	2.63
Net interest margin, fully taxable equivalent	3.73	3.70	3.65	3.38	3.06	3.61	2.94

CORE PERFORMANCE MEASURES (a)
Core income (loss)	$(11,924)	$(13,018)	$593	$(5,721)	$(12,703)	$(30,070)	$(17,558)
Core loss attributable to common shareholders	(13,019)	(14,110)	(497)	(6,812)	(13,784)	(34,438)	(18,855)
Core basic loss per common share	(0.78)	(0.85)	(0.03)	(0.41)	(0.83)	(2.07)	(1.14)
Core diluted loss per common share	(0.78)	(0.85)	(0.03)	(0.41)	(0.83)	(2.07)	(1.14)

Return on average assets	(1.49)%	(1.64)%	0.07%	(0.70)%	(1.52)%	(0.93)%	(0.53)%
Return on average equity	(18.40)	(19.28)	0.85	(8.10)	(17.58)	(11.03)	(6.14)
Return on average tangible assets	(1.50)	(1.65)	0.07	(0.70)	(1.53)	(0.94)	(0.54)
Return on average tangible equity	(19.07)	(19.99)	0.88	(8.44)	(18.34)	(11.45)	(7.75)
Efficiency ratio	82.74	63.87	63.15	63.82	95.39	68.34	85.42
Noninterest expense to average assets	4.07	3.36	3.12	2.95	3.71	3.37	2.91

First Place Financial Corp.
Consolidated Financial Highlights Continued (Unaudited)

	As of or for the three months ended					As of or for the
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	twelve months ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2010	FY 2009	2010	2009

MORTGAGE BANKING
Mortgage originations	$527,999	$391,390	$511,869	$457,964	$636,561	$1,889,222	$1,909,629
Mortgage banking gains	6,091	5,845	4,832	3,909	3,772	20,677	14,465
Mortgage servicing portfolio	2,858,758	2,638,459	2,520,768	2,340,400	2,052,135	2,858,758	2,052,135
Mortgage servicing rights	28,720	26,844	25,430	22,964	20,114	28,720	20,114
Mortgage servicing rights valuation recovery (loss)	(375)	370	576	(112)	185	459	(952)
Mortgage servicing rights to mortgage servicing portfolio	1.00%	1.02%	1.01%	0.98%	0.98%	1.00%	0.98%

CAPITAL
Total equity to total assets at end of period	8.04%	8.25%	8.52%	8.57%	8.27%	8.04%	8.27%
Tangible total equity to tangible assets at end of period (a)	7.78	7.99	8.23	8.27	7.96	7.78	7.96
Tangible common equity to tangible assets at end of period (a)	5.56	5.81	6.10	6.13	5.92	5.56	5.92
Tier 1 risk-based capital (First Place Bank)	11.66	11.78	11.88	11.42	11.23	11.66	11.23
Total risk-based capital (First Place Bank)	12.91	13.03	13.14	12.67	12.37	12.91	12.37

Book value per common share	$10.82	$11.50	$12.26	$12.31	$12.51	$10.82	$12.51
Tangible book value per common share (a)	10.30	10.95	11.67	11.68	11.83	10.30	11.83
Period-end market value per common share	3.00	3.99	2.77	2.95	3.11	3.00	3.11
Dividends declared per common share	-	-	-	0.01	0.01	0.01	0.19

AVERAGE BALANCES
Loans	$2,351,319	$2,390,360	$2,449,890	$2,457,983	$2,520,156	$2,412,676	$2,596,561
Earning assets	2,995,713	3,012,611	3,042,454	3,041,204	3,145,979	3,023,127	3,103,886
Assets	3,202,184	3,213,153	3,222,340	3,232,235	3,346,646	3,217,543	3,334,601
Deposits	2,506,380	2,474,953	2,359,470	2,409,542	2,502,267	2,437,193	2,486,112
Total equity	259,919	273,815	276,524	280,136	289,768	272,626	285,926
Tangible total equity	250,829	264,129	266,121	268,997	277,872	262,542	226,490
Common equity	190,171	204,249	207,123	210,867	220,607	203,131	265,844
Tangible common equity (a)	181,081	194,563	196,720	199,728	208,711	193,047	206,408

ASSET QUALITY (b)
Net charge-offs	$25,879	$31,019	$12,170	$11,437	$15,806	$80,505	$31,620
Nonperforming loans	98,120	111,819	138,042	126,740	103,228	98,120	103,228
Nonperforming assets	132,759	148,058	168,768	159,863	140,018	132,759	140,018
Allowance for loan losses	45,675	52,554	52,473	50,643	39,580	45,675	39,580

Annualized net charge-offs to average loans	4.41%	5.26%	1.97%	1.85%	2.52%	3.34%	1.22%
Nonperforming loans to total loans	4.20	4.72	5.70	5.17	4.18	4.20	4.18
Nonperforming assets to total assets	4.21	4.61	5.18	4.93	4.11	4.21	4.11
Allowance for loan losses to total loans	1.96	2.22	2.17	2.07	1.60	1.96	1.60
Allowance for loan losses to nonperforming loans	46.55	47.00	38.01	39.96	38.34	46.55	38.34

(a)	See the GAAP to Non-GAAP reconciliations.

(b)	See Asset Quality Data (Unaudited) for additional detail.

First Place Financial Corp.
Asset Quality Data (Unaudited)

	As of or for the three months ended					As of or for the
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	twelve months ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands)	FY 2010	FY 2010	FY 2010	FY 2010	FY 2009	2010

DELINQUENT LOANS
Loans past due 30-89 days:
Mortgage and construction	$22,321	$22,579	$25,181	$28,264	$29,086	$22,321
Commercial	7,244	16,180	8,440	24,477	15,226	7,244
Consumer	6,677	4,738	5,032	5,874	4,559	6,677
Total loans past due 30-89 days	36,242	43,497	38,653	58,615	48,871	36,242
Loans on nonaccrual status:
Mortgage and construction	52,406	56,130	65,990	61,833	48,999	52,406
Commercial	31,489	41,324	52,387	42,983	35,756	31,489
Consumer	8,972	9,496	15,546	14,968	13,998	8,972
Total nonaccrual loans	92,867	106,950	133,923	119,784	98,753	92,867
Total delinquent loans	$129,109	$150,447	$172,576	$178,399	$147,624	$129,109

Delinquent loans to total loans	5.53%	6.35%	7.13%	7.28%	5.98%	5.53%

NONPERFORMING ASSETS
Nonaccrual loans	$92,867	$106,950	$133,923	$119,784	$98,753	$92,867
Troubled debt restructurings accruing interest (a)	5,253	4,869	4,119	6,956	4,475	5,253
Total nonperforming loans	98,120	111,819	138,042	126,740	103,228	98,120
Real estate owned	34,639	36,239	30,726	33,123	36,790	34,639
Total nonperforming assets	$132,759	$148,058	$168,768	$159,863	$140,018	$132,759

Nonperforming loans to total loans	4.20%	4.72%	5.70%	5.17%	4.18%	4.20%
Nonperforming assets to total assets	4.21	4.61	5.18	4.93	4.11	4.21

SUMMARY OF CHANGES IN NONPERFORMING LOANS
Beginning balance	$111,819	$138,042	$126,740	$103,228	$69,190	$103,228
New nonperforming loans	32,132	30,308	41,365	48,146	66,195	151,951
Loans charged-off	(17,131)	(26,889)	(8,949)	(7,271)	(11,091)	(60,240)
Nonperforming loans otherwise resolved	(28,700)	(29,642)	(21,114)	(17,363)	(21,066)	(96,819)
Ending balance	$98,120	$111,819	$138,042	$126,740	$103,228	$98,120

SUMMARY OF CHANGES IN REAL ESTATE OWNED
Beginning balance	$36,239	$30,726	$33,123	$36,790	$34,969	$36,790
Properties acquired	7,059	13,323	6,135	6,108	13,394	32,625
Valuation adjustments	(3,643)	(1,022)	(1,412)	(703)	(4,236)	(6,780)
Properties sold	(5,016)	(6,788)	(7,120)	(9,072)	(7,337)	(27,996)
Ending balance	$34,639	$36,239	$30,726	$33,123	$36,790	$34,639

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$52,554	$52,473	$50,643	$39,580	$35,766	$39,580
Provision for loan losses	19,000	31,100	14,000	22,500	19,620	86,600
Loans charged-off	(26,015)	(31,123)	(12,289)	(11,515)	(15,982)	(80,942)
Recoveries	136	104	119	78	176	437
Ending balance	$45,675	$52,554	$52,473	$50,643	$39,580	$45,675

Annualized net charge-offs to average loans	4.41%	5.26%	1.97%	1.85%	2.52%	3.34%
Allowance for loan losses to total loans	1.96	2.22	2.17	2.07	1.60	1.96
Allowance for loan losses to nonperforming loans	46.55	47.00	38.01	39.96	38.34	46.55

(a)
Troubled debt restructurings accruing interest are loans that were accruing interest at the time of restructuring and have been in compliance with their modified terms for a period of less than six months.

First Place Financial Corp.
GAAP to Non-GAAP Reconciliations (Unaudited)

The table below presents certain performance measures that exclude merger, integration and restructuring charges, and goodwill impairment (i.e., core performance measures).  Management believes that eliminating the effects of significant items that are generally nonrecurring facilitates the analysis of financial results and trends by presenting them on a more comparable basis.  The table also shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures.  The tangible common equity to tangible assets ratio in particular has become a focus of some investors and management believes this ratio may assist in analyzing the Company’s capital position, absent the effects of intangible assets and preferred stock.

The table also reconciles GAAP performance measures to the corresponding non-GAAP measures.  Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP.  Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

		As of or for the three months ended				As of or for the
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	twelve months ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2010	FY 2009	2010	2009

NET LOSS
Net income (loss) (GAAP)	$(11,924)	$(13,018)	$593	$(5,914)	$(12,719)	$(30,263)	$(110,434)
Goodwill impairment, net of tax	-	-	-	-	-	-	92,139
Merger, integration and restructuring charges, net of tax	-	-	-	193	16	193	737
Core income (loss) (non-GAAP)	(11,924)	(13,018)	593	(5,721)	(12,703)	(30,070)	(17,558)
Preferred stock dividends and discount accretion	1,095	1,092	1,090	1,091	1,081	4,368	1,297
Core loss attributable to common shareholders (non-GAAP)	$(13,019)	$(14,110)	$(497)	$(6,812)	$(13,784)	$(34,438)	$(18,855)

Basic loss per common share (GAAP)	$(0.78)	$(0.85)	$(0.03)	$(0.42)	$(0.83)	$(2.08)	$(6.75)
Diluted loss per common share (GAAP)	(0.78)	(0.85)	(0.03)	(0.42)	(0.83)	(2.08)	(6.75)
Core basic loss per common share (non-GAAP)	(0.78)	(0.85)	(0.03)	(0.41)	(0.83)	(2.07)	(1.14)
Core diluted loss per common share (non-GAAP)	(0.78)	(0.85)	(0.03)	(0.41)	(0.83)	(2.07)	(1.14)

NONINTEREST EXPENSE/EFFICIENCY RATIO
Noninterest expense (GAAP)	$32,473	$26,622	$25,301	$24,325	$31,000	$108,721	$191,959
Goodwill impairment	-	-	-	-	-	-	(93,741)
Merger, integration and restructuring charges	-	-	-	(297)	(25)	(297)	(1,134)
Core noninterest expense (non-GAAP)	$32,473	$26,622	$25,301	$24,028	$30,975	$108,424	$97,084

Efficiency ratio (a)	82.74%	63.87%	63.15%	64.61%	95.47%	68.53%	168.89%
Core efficiency ratio (b)	82.74	63.87	63.15	63.82	95.39	68.34	85.42
Noninterest expense to average assets	4.07	3.36	3.12	2.99	3.72	3.38	5.76
Core noninterest expense to average assets	4.07	3.36	3.12	2.95	3.71	3.37	2.91

First Place Financial Corp.
GAAP to Non-GAAP Reconciliations Continued (Unaudited)

	As of or for the three months ended					As of or for the
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	twelve months ended
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	June 30,
(Dollars in thousands, except per share data)	FY 2010	FY 2010	FY 2010	FY 2010	FY 2009	2010	2009

TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END)
Total shareholders' equity (GAAP)	$253,417	$264,864	$277,581	$278,238	$281,479	$253,417	$281,479
Less: Intangible assets	(8,777)	(9,337)	(10,048)	(10,776)	(11,524)	(8,777)	(11,524)
Tangible total equity (non-GAAP)	244,640	255,527	267,533	267,462	269,955	244,640	269,955
Less: Preferred stock	(69,837)	(69,653)	(69,473)	(69,296)	(69,198)	(69,837)	(69,198)
Tangible common equity (non-GAAP)	$174,803	$185,874	$198,060	$198,166	$200,757	$174,803	$200,757

Total assets (GAAP)	$3,153,585	$3,208,628	$3,259,123	$3,245,382	$3,404,467	$3,153,585	$3,404,467
Less: Intangible assets	(8,777)	(9,337)	(10,048)	(10,776)	(11,524)	(8,777)	(11,524)
Tangible total assets (non-GAAP)	$3,144,808	$3,199,291	$3,249,075	$3,234,606	$3,392,943	$3,144,808	$3,392,943

Tangible total equity to tangible assets	7.78%	7.99%	8.23%	8.27%	7.96%	7.78%	7.96%
Tangible common equity to tangible assets	5.56	5.81	6.10	6.13	5.92	5.56	5.92
Tangible book value per common share	$10.30	$10.95	$11.67	$11.68	$11.83	$10.30	$11.83

TANGIBLE EQUITY AND TANGIBLE ASSETS (AVERAGE)
Total shareholders' equity (GAAP)	$259,919	$273,815	$276,524	$280,136	$289,768	$272,626	$285,926
Less: Intangible assets	(9,090)	(9,686)	(10,403)	(11,139)	(11,896)	(10,084)	(59,436)
Tangible total equity (non-GAAP)	250,829	264,129	266,121	268,997	277,872	262,542	226,490
Less: Preferred stock	(69,748)	(69,566)	(69,401)	(69,269)	(69,161)	(69,495)	(20,082)
Tangible common equity (non-GAAP)	$181,081	$194,563	$196,720	$199,728	$208,711	$193,047	$206,408

Total assets (GAAP)	$3,202,184	$3,213,153	$3,222,340	$3,232,235	$3,346,646	$3,217,543	$3,334,601
Less: Intangible assets	(9,090)	(9,686)	(10,403)	(11,139)	(11,896)	(10,084)	(59,436)
Tangible total assets (non-GAAP)	$3,193,094	$3,203,467	$3,211,937	$3,221,096	$3,334,750	$3,207,459	$3,275,165

(a)	Noninterest expense divided by the sum of fully taxable equivalent net interest income and noninterest income.

(b)	Core noninterest expense divided by the sum of fully taxable equivalent net interest income and noninterest income.